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                                                                   Exhibit 10.69


                                              [FINOVA(R) LOGO]
                                              FINANCIAL INNOVATORS

                                                   FINOVA Capital Inc.
                                                   500 Church Street,
                                                   Suite 200
                                                   Nashville, TN 31219
                                                   Fax 615-242-0842
                                                   www.finova.com
                                                   --------------

February 21, 2002

Mr. John B. Frieling
Chief Executive Officer
Aquis Communications Group, Inc.
1719A Route 10, Suite 300
Parsipanny, NJ 07054


Re: Proposed Restructure Term Sheet

Dear Mr. Frieling:

FINOVA Capital, Inc. ("FINOVA") and Aquis Communications Group, Inc. ("Aquis") are currently in negotiation regarding a restructuring of the Aquis indebtedness evidenced by the Amended and Restated Loan Agreement between FINOVA and Aquis, dated January 31, 2000 (the "Loan Agreement"), including the Forbearance Agreement between FINOVA and Aquis dated as of June 30, 2001, as amended through the date hereof. Pursuant to these negotiations, FINOVA issues this Term Sheet, which outlines the terms, and conditions under which FINOVA would consider such a restructure. Unless otherwise defined herein, capitalized terms shall have the meaning given to them in the Loan Agreement.

The proposed terms are as follows:

Effective Date: January 1, 2002

Tranche A Loan Amount:              Restructured Senior Secured Promissory Note
                                    in the amount of $6,000,000 ("Tranche A
                                    Note")


Interest Rate:                      Prime plus 350 basis points subject to a 9%
                                    minimum rate payable in arrears on the
                                    first of each calendar quarter beginning
                                    April 1, 2002.


Term:                               Four (4) year term maturing December 31,
                                    2005

                                    Principal Repayment: Within 30 days of each calendar and fiscal year end during the term of the note, Aquis shall remit principal payments equivalent to the greater of $250,000 or 50% of the Excess Cash Flow as defined herein.

                                    Excess Cash Flow shall be defined as Net
                                    Income plus Depreciation and Amortization, adjusted for Changes in Working Capital and Investing Activities.

Collateral                          As currently exists, plus any and all
                                    additions thereto.



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Aquis Communications Group, Inc.
February 21, 2002

Tranche B Loan Amount:              Senior Secured Subordinate Note in the
                                    amount of $2,000,000 ("Tranche B Note")

Interest Rate:                      15%. Accrued interest shall be due upon
                                    maturity.

Term                                Four (4) year term maturing December 31,
                                    2005


Principal Repayment:                Principal shall be due upon maturity.

Tranche B Pre-Payment Provision:   Upon the repayment of the Tranche A Note
                                    prior to September 30. 2005, from sources other than refinancing, except in the amount of Tranche A then outstanding with payment terms similar to Tranche A, or other debt proceeds (i.e. equity offerings, asset sales, etc.), the Tranche B Note plus accrued unpaid interest shall be forgiven. Simultaneous with the forgiveness of the Tranche B Note, FINOVA shall cause its Senior Convertible Preferred Stock interest to be reduced to an amount equal to 74.99% of the fully diluted common stock of Aquis. The shares redeemed by Aquis under this clause shall be canceled.

Conversion of Remaining Balance:    In exchange for the conversion of the
                                    amounts currently due FINOVA under the Loan
                                    Agreement, the Note and the Continuing Loan
                                    Instruments, less the amounts due under the Tranche A and B Notes, FINOVA shall receive a Senior Convertible Preferred Stock (or similar equivalent) equity interest. Such stock shall be redeemable for common shares of Aquis in an amount equivalent to 79.99% of the fully diluted stock of Aquis.

                                    FINOVA, in its sole discretion, agrees to have Ladenburg Thalmann or another Broker-Dealer offer 10% of FINOVA's common stock interest in Aquis to the public within six (6) months of the restructuring.

Board Seats:                        FINOVA shall be granted the right to appoint
                                    the majority of the board seats (currently assumed to be three (3) of five (5) such seats). AMRO International, SA. ("AMRO") shall be granted the right to appoint one
                                    (1) board seat (assuming a total of five (5) such seats).


Financial Covenants:                The following covenants shall be required,
                                    at a minimum. FINOVA reserves the right to require additional covenants, in its sole discretion.

                                    A)    For the fiscal year ending December
                                          31, 2002, minimum EBITDA equivalent
                                          to 92% of the annual projection
                                          entitled With switch to 900Mhz
                                          dated January 3, 2002 as provided
                                          to FINOVA. Beginning with the
                                          quarter ending March 31, 2003 and
                                          for each rolling four (4) quarter
                                          period thereafter, minimum EBITDA
                                          equivalent to 92% of same
                                          projections for such measured
                                          period.

                                    B)    Minimum cash plus equivalents of
                                          $1.0 million at each quarter end
                                          for the fiscal year 2002.

                                    C)    Maximum (CAPEX) of $750,000 for the
                                          fiscal year ending 2002 with a
                                          maximum of $950,000 per fiscal year
                                          thereafter. Aquis shall submit for
                                          approval by FINOVA each January
                                          20th of the note term a CAPEX
                                          budget for the current fiscal year.






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Aquis Communications Group, Inc.
February 21, 2002

                                    D)    The ratio of Senior Debt (the then
                                          outstanding balance of the Tranche
                                          A Note) to EBITDA shall not exceed:

                                          o  1.75:1.00 for the fiscal year
                                             ending 2002;


                                          o  1.10:1.00 for the fiscal year
                                             ending 2003, and:

                                          o  0.70 for the fiscal year ending
                                             2004.


Existing AMRO International, S.A. Convertible Debenture:

The existing Convertible Debenture payable to AMRO International, S. A. in the amount of $2,000,000 shall be restructured simultaneously with FINOVA as follows:

         A. Unsecured Promissory Note in the amount of $l,000,000. Such note shall have no conversion rights.

         B. Interest shall accrue at 10%. No current cash interest shall be paid until the FINOVA Tranche A Note has been repaid in its entirety. Following this event the Unsecured Promissory Note shall be entitled to receive cash interest paid quarterly. Interest accrued during the period in which the Tranche A Note was outstanding shall be deferred to maturity of the Unsecured Promissory Note.

         C. The maturity of the Unsecured Promissory Note shall be two (2) years following the maturity of the Tranche A Note.

         D. Subordination Agreement in favor of FINOVA with regard to the Tranche A and B Notes. Among other terms as determined by FINOVA, such Subordination Agreement shall contain standstill and blockage provisions acceptable to FINOVA in its sole discretion.

         E. The amounts remaining due under the Convertible Debenture shall be converted to preferred stock, similar to that issued to FINOVA with regard to convertibility only. Such issue shall be equivalent to a 10% fully diluted interest.

Existing Common Equity:             The Common Equity shareholders shall retain
                                    their shares currently held, which shall be equivalent to a 5.01% fully diluted interest.


Existing Preferred Stock:           The existing Preferred Stock shall be
                                    restructured simultaneously with FINOVA and
                                    AMRO as follows:


         1. Redeemable Preferred Stock in the amount of $300,000. Such interest shall have no conversion rights.

         2. Dividends shall accrue at 10%. No current interest shall be paid until FINOVA's Tranche A and B Notes and the AMRO Promissory Note have been repaid in their entirety. Following this event, the Preferred Stock shall be entitled to receive cash dividends paid yearly. Dividends accrued during the period in which the Tranche A and Tranche B Notes and the AMRO Promissory Note were outstanding shall be deferred in maturity of the Preferred Stock.

         3.       The maturity of the Redeemable Preferred Stock shall be two
                  (2) years following the maturity of the AMRO Promissory Note, subject to the repayment of the Tranche A and B Notes in their entirety.



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Aquis Communications Group, Inc.
February 22, 2002

         4. The amounts remaining under the existing Redeemable Preferred Stock shall be canceled and receive no consideration.


Management Common Share
  Stock Options:                    A maximum of 5% of the fully diluted shares,
                                    post-restructuring, shall be made available for Senior Management in the form of options. The restructured Board of Directors shall distribute such shares in accordance with an approved stock option plan. Should the Company repay the Tranche A Note prior to September 20, 2005, Senior Management shall be entitled to an additional 5% of the fully diluted shares of the restructured
                                    Company, subject to the provisions of the stock option plan and board approval.


Chicago/Midwest Sale Proceeds:      FINOVA currently holds and retains its
                                    rights to the proceeds of sale.
                                    Disbursement of said proceeds shall be
                                    approved by FINOVA in its sole discretion.

In addition to the terms and conditions as addressed herein, the following shall apply:

         a) Borrowers shall pay all expenses and fees incurred by FINOVA in connection with the restructuring, including, without limitation attorney, accountants, valuation consultants and other professionals, in cash at Closing, and all legal and other expenses of FINOVA incurred through the date of Closing with respect to Borrowers' defaults under the Continuing Loan Documents and the Forbearance Agreement.

         b) Completion of due diligence satisfactory to FINOVA, including but not limited to financial, legal, employee matters and other issues as determined by FINOVA in its sole discretion. Aquis herein agrees to provide the necessary assistance and information required to complete this requirement.

         c) Approval of the terms and conditions herein by the appropriate authorities within FINOVA.

         d) Any further matters that may arise in the ordinary course of review by FINOVA or its counsel in analyzing the information to be provided for herein and preparing the Closing documents.

         All documents shall be in form and substance acceptable to FINOVA based upon its usual practices.



If the appropriate authorities within FINOVA approve your requests pursuant to the terms and conditions herein, the Closing would occur as soon as practicable upon the completion of due diligence (the "Closing"), dependent solely upon regulatory and/or SEC guidelines and requirements, and the absence of any material adverse change.


                  FOR DISCUSSION PURPOSES ONLY. THIS IS NOT A COMMITMENT TO AMEND THE LOAN AGREEMENT, WAIVE ANY DEFAULTS OR FORBEAR FROM THE EXERCISE OF ANY RIGHTS OR REMEDIES. FINOVA RETAINS ALL RIGHTS AND REMEDIES UNDER THE LOAN DOCUMENTS.

         If you find the terms and conditions herein satisfactory, please so indicate by signing the acknowledgement below and mailing or faxing the original back to me on or before February 28, 2002, in which event we will proceed to commence the due diligence process and seek approval as required by FINOVA. In the absence of your acknowledgement by such date, the proposal contained herein shall be deemed withdrawn.


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Aquis Communications Group, Inc.
February 21, 2002


Sincerely,

FINOVA Capital, Inc.


/s/ Bruce Dicks
------------------------
Bruce Dicks
Vice President

cc: George Plumb, Attorney at Law--Via E-Mail: george.plumb@piperrudnick.com
    David Fisher, Attorney at Law--Via E-mail: david.fisher@piperrudnick.com Jon Intrater--Via E-mail: jintrater@ladenburg.com


Acknowledgements. The undersigned acknowledges its review of this non-binding term sheet and that the terms and conditions herein are acceptable.

Aquis Communications Group, Inc.



By:  /s/ John B. Frieling
     --------------------------------
     John Frieling, Chief Executive Officer


Date:   February 25, 2002
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